Exhibit 4.1
EXECUTION VERSION
ANALOG DEVICES, INC.
$375,000,000
5.00% NOTES DUE JULY 1, 2014
SUPPLEMENTAL INDENTURE
Dated as of June 30, 2009
To
INDENTURE
Dated as of June 30, 2009
THE BANK OF NEW YORK
MELLON TRUST COMPANY, N.A.
Trustee

TABLE OF CONTENTS

		Page

ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.1	Relationship with Base Indenture	1
Section 1.2	Definitions	2
Section 1.3	Other Definitions	6

ARTICLE 2.
THE NOTES
Section 2.1	Form and Dating	6
Section 2.2	Transfer and Exchange	6
Section 2.3	Issuance of Additional Notes	9

ARTICLE 3.
REDEMPTION AND PREPAYMENT
Section 3.1	Optional Redemption	10
Section 3.2	Mandatory Redemption	10

ARTICLE 4.
PARTICULAR COVENANTS
Section 4.1	Offer to Purchase Upon Change of Control Triggering Event	10
Section 4.2	Liens	12
Section 4.3	Sale and Lease-Back Transactions	13

ARTICLE 5.
DEFAULTS AND REMEDIES
Section 5.1	Events of Default	13

ARTICLE 6.
SATISFACTION AND DISCHARGE; DEFEASANCE
Section 6.1	Satisfaction and Discharge of Indenture	14
Section 6.2	Legal Defeasance of Securities of any Series	14
Section 6.3	Covenant Defeasance	14

ARTICLE 7.
MISCELLANEOUS
Section 7.1	Trust Indenture Act Controls	14
Section 7.2	Governing Law	14
Section 7.3	Successors	14
Section 7.4	Severability	14
Section 7.5	Counterpart Originals	14
Section 7.6	Table of Contents, Headings, Etc.	15
Section 7.7	Jury Trial	15
Section 7.8	Interpretation	15

Exhibit A	FORM OF NOTE

i

     SUPPLEMENTAL INDENTURE dated as of June 30, 2009 by and between Analog Devices, Inc., a Massachusetts corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).
     The Company has heretofore executed and delivered to the Trustee an indenture, dated as of June 30, 2009 (the “Base Indenture” and together with this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of one or more Series of the Company’s securities.
     The Company desires and has requested the Trustee pursuant to Section 9.1 of the Base Indenture to join with it in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture as, and to the extent, set forth herein to provide for the issuance of and establish the form and terms and conditions of the Notes (as defined below).
     Section 9.1 of the Base Indenture provides that the Company and the Trustee, without the consent of any holders of the Company’s Securities, may amend or supplement certain terms and conditions in the Base Indenture, including to provide for the issuance of and establishment of terms of a Series of Securities as permitted by Sections 2.1 and 2.2 thereof.
     The execution and delivery of this Supplemental Indenture has been duly authorized by votes of the Board of Directors or a duly authorized committee thereof.
     All conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.
     The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 5.00% Notes due July 1, 2014 (the “Notes”):
ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 1.1 Relationship with Base Indenture.
     The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling.
     The Trustee accepts the amendment of the Base Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee will not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the proper authorization of this Supplemental Indenture by the Company, (2) the due execution hereof by the Company or (3) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
     Further, the Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Trustee shall use its best efforts to resume performance as soon as practicable under the circumstances.
Section 1.2 Definitions.
     Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.2:
     “Additional Notes” means any Notes (other than the Initial Notes) issued under this Supplemental Indenture in accordance with Section 2.3 hereof, as part of the same Series as the Initial Notes.
     “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures established by and customary for the Depositary that apply to such transfer or exchange.
     “Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of (i) the fair market value of the Principal Property subject to the Sale and Lease-Back Transaction or (ii) the present value (discounted by the weighted average interest rate borne by all securities then outstanding under the Indenture at the time of determination compounded semiannually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction.
     “Base Indenture” has the meaning set forth in the preamble to this Supplemental Indenture, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Below Investment Grade Rating Event” means the notes are downgraded below Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period shall be extended if the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (i) rates the Notes below Investment Grade or (ii) publicly announces that it is no longer considering the Notes for possible downgrade, provided that no such extension will occur if on such 60th day the Notes are rated Investment Grade by both Rating Agencies and are not subject to review for possible downgrade by either Rating Agency).
     “Change of Control” means the occurrence of any of the following:
     (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any person, other than to the Company or one of its direct or indirect Subsidiaries;
     (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;
     (iii) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares;
     (iv) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or
     (v) the adoption of a plan providing for the Company’s liquidation or dissolution.
     Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
     “Comparable Treasury Price” means with respect to any redemption date, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date or if the Quotation Agent obtains only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.
     “Consolidated Net Tangible Assets” means, as of any date on which the Company effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom (i) all current liabilities, except for any notes and loans payable, current maturities of long-term debt, the current portion of deferred revenue and obligations under capital leases; and (ii) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, to the extent included in said aggregate amount of assets, all as set forth on the Company’s most recent consolidated balance sheet and computed in accordance with GAAP.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date the Notes were issued or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
     “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.2 hereof, substantially in the form of Exhibit A hereto except that such Note will not bear the Global Note Legend.
     “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the person specified in Section 2.1 hereof as the Depositary, with respect to the Notes, and any and all successors thereto appointed as depositary hereunder.
     “Global Note Legend” means the legend set forth in Section 2.2(e), which is required to be placed on all Global Notes issued under this Supplemental Indenture.

     “Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A hereto issued in accordance with Section 2.1 hereof.
     “Holder” means a person in whose name a Note is registered.
     “Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, governing the Notes, in each case, as amended, supplemented or restated from time to time.
     “Indirect Participant” means a person who holds a beneficial interest in a Global Note through a Participant.
     “Initial Notes” means the first $375,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture on the date hereof.
     “Investment Grade” means having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
     “Moody’s” means Moody’s Investors Service, Inc., and its successors.
     “Net Available Proceeds” from any Sale and Lease-Back Transaction by the Company or any Subsidiary means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of debt or obligations relating to the properties or assets that are the subject of such Sale and Lease-Back Transaction or received in any other noncash form) therefrom by the Company or any Subsidiary, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all United States federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Lease-Back Transaction; (ii) all payments made the Company or any Subsidiary on any debt which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Sale and Lease-Back Transaction or by applicable law, be repaid out of the proceeds from such Sale and Lease-Back Transaction; and (iii) all distributions and other payments made to the minority interest holders in any Subsidiary or joint ventures as a result of such Sale and Lease-Back Transaction.
     “Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture. The Initial Notes and the Additional Notes, if any, will be treated as a single class for all purposes under this Supplemental Indenture, and unless the context otherwise requires, all references to the Notes will include the Initial Notes and any Additional Notes.
     “Participant” means, with respect to the Depositary, a person who has an account with the Depositary.
     “Principal Property” means any single parcel of real property or any permanent improvement thereon (i) owned by the Company or any of the Subsidiaries located in the United States, including the Company’s principal corporate office, any manufacturing facility or plant or any portion thereof and (ii) having a book value, as of the date of determination, in excess of 3.00% of the most recently calculated Consolidated Net Tangible Assets. Principal Property does not include any property that the Board of Directors has determined not to be of material importance to the business conducted by the Subsidiaries and the Company, taken as a whole.
     “Principal Subsidiary” means any Subsidiary which owns any Principal Property.
     “Quotation Agent” means the Reference Treasury Dealer selected by the Company.
     “Rating Agencies” means each of Moody’s and S&P; provided, that if either of Moody’s and S&P ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

     “Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC and Banc of America Securities LLC (or their respective successors), and any other primary U.S. Government securities dealer in New York City (a “primary treasury dealer”) selected by the Quotation Agent after consultation with the Company, provided that if any of the foregoing shall cease to be a primary treasury dealer, another primary treasury dealer shall be substituted therefor by the Company.
     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. Eastern Time on the third Business Day preceding such redemption date.
     “Remaining Scheduled Payments” means, with respect to any Note being redeemed, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such redemption date.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Sale and Lease-Back Transaction” means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Company or any Subsidiary of any Principal Property that, more than 12 months after the later of (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by the Company or any Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender on the security of such Principal Property.
     “Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of all shares, interests, participations, rights or other equivalents (however designated) of corporate stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of its other Subsidiaries or a combination thereof.
     “Supplemental Indenture” means this Supplemental Indenture, dated as of the date hereof, by and between the Company and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity of the Comparable Treasury Issue. In determining this rate, the price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) shall be assumed to be equal to the Comparable Treasury Price for such redemption date.
     “Trustee Certificate” means a certificate signed on behalf of the Trustee by one of its duly authorized officers.
     “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 1.3 Other Definitions.

Defined in
Term	Section
“Change of Control Offer”	4.1
“Change of Control Payment”	4.1
“Change of Control Payment Date”	4.1
“Debt”	4.2
“DTC”	2.1
“Event of Default”	5.1
“incur”	4.2
“Lien”	4.2
ARTICLE 2.
THE NOTES
Section 2.1 Form and Dating.
     (a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes will be in denominations of $2,000 with integral multiples of $1,000 thereof.
     The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and be controlling.
     (b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon). Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon). Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.2 hereof. The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
Section 2.2 Transfer and Exchange.
     (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:
          (1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary; or
          (2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.

     Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes will be issued in such names and in any approved denominations as the Depositary will instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.2 or Sections 2.8 or 2.11 of the Base Indenture, will be authenticated and delivered in the form of, and will be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.2(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.2(b) or (f) hereof.
     (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Supplemental Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
          (1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions will be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(1).
          (2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.2(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar:
          (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
          (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.
     Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Supplemental Indenture and the Notes or otherwise applicable under the Securities Act of 1933, as amended, the Trustee will adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.2(f) hereof.
     (c) Transfer and Exchange of Definitive Notes for Beneficial Interests.
     A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.
     If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous paragraph at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of the Company’s order, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
     A Holder of Definitive Notes may transfer such Notes to a person who takes delivery thereof in the form of a Definitive Note.
     (d) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.2(d), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder will provide any additional required certifications, documents and information, as applicable.
     (e) Legends. The following legends will appear on the face of all Global Notes issued under this Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Supplemental Indenture.
     “THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.2 OF THE SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.2(a) OF THE SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE HEREINAFTER REFERRED TO AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY HEREINAFTER REFERRED TO.
     THIS GLOBAL NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS GLOBAL NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
     (f) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
     (g) General Provisions Relating to Transfers and Exchanges.
          (1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.
          (2) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.6 and 9.6 of the Base Indenture).
          (3) The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
          (4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Supplemental Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
          (5) The Company will not be required:
          (i) to issue, to register the transfer of or to exchange any Notes during a period of 15 days before the day of any selection of Notes for redemption under Section 3.2 of the Base Indenture and ending at the close of business on the day of selection;
          (ii) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
          (iii) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.
          (6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company will be affected by notice to the contrary.
          (7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.3 of the Base Indenture.
          (8) The Trustee will deliver one or more Trustee Certificates in a form reasonably acceptable to the Company certifying, among other things, pursuant to Section 2.3 of the Base Indenture, that the Notes have been authenticated and have been made available for delivery and the corporate governance documents and incumbency of signing officers of the Trustee as of the date hereof.
          (9) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.2 to effect a registration of transfer or exchange may be submitted by facsimile.
          (10) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
          (11) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.
Section 2.3 Issuance of Additional Notes.
     The Company will be entitled, upon delivery of an Officer’s Certificate and an Opinion of Counsel, to issue Additional Notes under this Supplemental Indenture which will have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance and issue price. The Initial Notes issued on the date hereof and any Additional Notes issued will be treated as a single class for all purposes under this Supplemental Indenture.
     With respect to any Additional Notes, the Company will set forth in a resolution of its Board of Directors (or a duly authorized committee thereof) or of a designee thereof and an Officers’ Certificate, a copy of each which will be delivered to the Trustee, the following information:
     (a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and
     (b) the issue price, the issue date and the CUSIP number of such Additional Notes.
ARTICLE 3.
REDEMPTION AND PREPAYMENT
Section 3.1 Optional Redemption.
     The Notes are redeemable at the option of the Company, at any time or from time to time, either in whole or in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to the redemption date:
          (i) 100% of the principal amount of the Notes to be redeemed; and
          (ii) the sum of the present values of the Remaining Scheduled Payments.
     In determining the present values of the Remaining Scheduled Payments, such payments shall be discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 37.5 basis points.
     Calculation of the foregoing shall be made by the Company or on the Company’s behalf by such person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.
     Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.
     A partial redemption of the Notes may be effected by such method as the Trustee shall deem fair and appropriate and may provide for the selection for redemption of a portion of the principal amount of the Notes equal to an authorized denomination.
     No Notes of $2,000 or less can be redeemed in part. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.
Section 3.2 Mandatory Redemption.
     The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.
ARTICLE 4.
PARTICULAR COVENANTS
Section 4.1 Offer to Purchase Upon Change of Control Triggering Event.
     (a) If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes or has defeased the Notes or satisfied and discharged the Notes, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to the offer set forth below. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.
     (b) Such notice shall also state:
          (1) that the Change of Control Offer is being made pursuant to this Section 4.1 and that all Notes or portion of Notes validly tendered and not withdrawn will be accepted for payment;
          (2) the Change of Control Payment and the Change of Control Payment Date;
          (3) that any Note not tendered will continue to accrue interest;
          (4) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Company shall default in the payment of the Change of Control Payment of the Notes and the only remaining right of the Holder is to receive payment of the Change of Control Payment upon surrender of the Notes to the Paying Agent;
          (5) that Holders electing to have a portion of a Note purchased pursuant to a Change of Control Offer may only elect to have such Note purchased as to $2,000 and integral multiples of $1,000 in excess thereof;
          (6) that if a Holder elects to have a Note purchased pursuant to the Change of Control Offer such Holder will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;
          (7) that a Holder will be entitled to withdraw its election if the Company receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing its election to have such Note purchased; and
          (8) that if Notes are purchased only in part by the Company, a new Note of the same type will be issued in principal amount equal to the unpurchased portion of the Notes surrendered.
     (c) On the Change of Control Payment Date, the Company shall, to the extent lawful:
          (1) accept for payment all Notes or portions of such Notes properly tendered pursuant to the Change of Control Offer;
          (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of such Notes properly tendered; and
          (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of such Notes being repurchased.
     (d) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer.
     (e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such securities laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions under this Section 4.1, the Company shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.1 by virtue of any such conflict.
     (f) No Notes of $2,000 or less can be repurchased pursuant to this Section 4.1 in part. Notes in denominations larger than $2,000 may be repurchased in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be repurchased.
Section 4.2 Liens.
     (a) The Company will not, nor will it permit any Subsidiary to, issue, incur, create, assume or guarantee (collectively, “incur”) any debt for borrowed money including all obligations evidenced by bonds, debentures, notes or similar instruments (collectively a “Debt”), secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a “Lien”) upon any Principal Property or upon any shares of stock of any Principal Subsidiary (whether such Principal Property or shares are now existing or owed or hereafter created or acquired) without in any such case effectively providing, substantially concurrently with or prior to the creation or assumption of such Lien, that the Notes (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Subsidiary ranking equally with the Notes) shall be secured equally and ratably with (or, at the Company’s option, prior to) such secured Debt. The foregoing restriction, however, will not apply to each of the following:
          (1) Liens on property, shares of stock or other assets of any person existing at the time such person becomes a Subsidiary or existing at the time of acquisition thereof by the Company or a Subsidiary, provided that such Liens are not incurred in anticipation of such person’s becoming a Subsidiary or such acquisition and do not extend to (i) any Principal Property or (ii) any Shares of Stock of any Principal Subsidiary that, in each case, were not previously encumbered by such Liens;
          (2) Liens on property of a person (as defined in the Base Indenture) existing at the time such person is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of the properties of such person (or a division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary, provided that such Liens were not incurred in anticipation of such merger or consolidation or sale, lease or other disposition and do not extend to (i) any Principal Property or (ii) any Shares of Stock of any Principal Subsidiary that, in each case, were not previously encumbered by such Liens;
          (3) Liens to secure all or part of the cost of acquisition, construction, development or improvement of any property or to secure Debt incurred to provide funds for any such purpose (including purchase money security interests or purchase money mortgages), provided that the commitment of the creditor to extend the credit secured by any such Lien is obtained not later than 24 months after the later of (i) the completion of acquisition, construction, development or improvement of such property and (ii) the placing in operating of such property or of such property as so constructed, developed or improved;
          (4) Liens in favor of, or which secure Debt owing to, the Company or any Subsidiary;
          (5) Liens existing at the date of the issuance of the Notes;
          (6) Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;
          (7) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal taxation pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended; and
          (8) extensions, renewals or replacements of any Liens referred to in the foregoing clauses, provided that (i) the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and (ii) such extension, renewal or replacement Liens will be limited to all or part of the same property and improvement thereon which secured the Debt so secured at the time of such extension, renewal or replacement.
     (b) Notwithstanding the restrictions in clause (a) above, the Company or any Subsidiary may incur Debt secured by a Lien which would otherwise be subject to such restrictions without equally and ratably securing the Notes provided that after giving effect thereto, the aggregate amount of all such Debt so secured by such Liens (not including Liens permitted under items (1) through (8) in clause (a) above) plus the aggregate amount of Attributable Debt in respect of Sale and Lease-Back Transactions entered into after the date of issuance of the Notes and permitted solely pursuant to clause (c) of Section 4.3 hereof and still in existence does not exceed the greater of 15% of the Consolidated Net Tangible Assets at the time of such incurrence and $350 million.
Section 4.3 Sale and Lease-Back Transactions.
     The Company will not, and will not permit any Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between the Company and one of its Subsidiaries, or between its Subsidiaries, unless:
     (a) the Company or such Subsidiary, as applicable, would be entitled to incur debt secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes, pursuant to items (1) through (8) in clause (a) of Section 4.2 hereof;
     (b) the Company applies the Net Available Proceeds of such Sale and Lease-Back Transaction within 180 days of such Sale and Lease-Back Transaction to either (or a combination of) (i) the prepayment or retirement of debt of the Company or a Subsidiary (other than debt that is, in the case of debt of the Company, subordinated to the Notes or debt owed to the Company or a Subsidiary) that by its terms matures more than 12 months after its creation or (ii) the purchase, construction, development, expansion or improvement of comparable properties or facilities; or
     (c) the aggregate amount of Attributable Debt in respect of such Sale and Lease-Back Transaction plus the Attributable Debt in respect of all other Sale and Lease-Back Transactions of Principal Properties entered into after the date of issuance of the Notes permitted solely pursuant to this clause (c) and still in existence, plus the aggregate amount of all Debt secured by Liens permitted solely pursuant to clause (b) of Section 4.2 above and still outstanding, does not exceed the greater of 15% of the Consolidated Net Tangible Assets at the time of such Sale and Lease-Back Transaction and $350 million.
ARTICLE 5.
DEFAULTS AND REMEDIES
Section 5.1 Events of Default.
          In addition to the Events of Default set forth in the Base Indenture, the following is an “Event of Default” with respect to the Notes: (i) the failure of the Company or any Subsidiary to pay indebtedness for money borrowed in an aggregate principal amount of at least $100,000,000, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after written notice from the Trustee or the holders of at least 25% in principal amount of the outstanding Notes or (ii) acceleration of the maturity of indebtedness for money borrowed by the Company or any Subsidiary in an aggregate principal amount of at least $100,000,000, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after written notice from the Trustee or the holders of at least 25% in principal amount of the outstanding Notes.
ARTICLE 6.
SATISFACTION AND DISCHARGE; DEFEASANCE
Section 6.1 Satisfaction and Discharge of Indenture.
     The Company may satisfy and discharge the Notes in accordance with and subject to the terms of Section 8.1 of the Base Indenture.
Section 6.2 Legal Defeasance of Securities of any Series
     Section 8.3 of the Base Indenture shall be applicable to the Notes.
Section 6.3 Covenant Defeasance
     In addition to the covenants specified in Section 8.4 of the Base Indenture, the Company may omit to comply with respect to the Notes with any term, provision or condition set forth in Sections 4.1, 4.2 and 4.3 of this Supplemental Indenture by complying with the requirements of Section 8.4 of the Base Indenture.
ARTICLE 7.
MISCELLANEOUS
Section 7.1 Trust Indenture Act Controls.
     If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required or deemed to be included in this Supplemental Indenture by the TIA, such required or deemed provision shall control.
Section 7.2 Governing Law.
     THIS SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.
Section 7.3 Successors.
     All agreements of the Company in this Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.
Section 7.4 Severability.
     In case any provision in this Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 7.5 Counterpart Originals.
     This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 7.6 Table of Contents, Headings, Etc.
     The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.
Section 7.7 Jury Trial
     Each party hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture.
Section 7.8 Interpretation
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Supplemental Indenture in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of and Exhibits to, this Supplemental Indenture and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
[Signatures on following page]

SIGNATURES
Dated as of June 30, 2009

ANALOG DEVICES, INC.
By:	/s/ David A. Zinsner
	Name:	David A. Zinsner
	Title:	Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Peter M. Murphy
	Name:	Peter M. Murphy
	Title:	Vice President